Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (No. 333-190840) and Form S-8 (Nos. 33-39113, 33-54357, 333-42842, 333-123512, and 333-168157) of Briggs & Stratton Corporation of our report dated August 28, 2012 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Milwaukee, WI
August 26, 2014